Exhibit 99.1

IMMEDIATE RELEASE

POOL CORPORATION ANNOUNCES INCREASE IN SHARE REPURCHASE PROGRAM,

GROWTH OF QUARTERLY DIVIDEND

AND RESULTS OF 2026 ANNUAL MEETING OF STOCKHOLDERS

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COVINGTON, LA. (April 29, 2026) - Pool Corporation (Nasdaq: POOL) announced today that its Board of Directors (the Board) increased the company’s share repurchase program to $600.0 million. This update adds $329.0 million to the $271.0 million that remained under its existing share repurchase program as of April 28, 2026. The timing and amount of any share repurchases is at the discretion of the company, and the share repurchase program will continue until otherwise modified or terminated by the Board at any time in its sole discretion.

The Board also declared a quarterly cash dividend of $1.30 per share, a 4% increase over the previous quarterly dividend amount of $1.25 per share. The dividend is payable on May 28, 2026 to stockholders of record on May 14, 2026. As of April 28, 2026, there were 36,443,003 shares of common stock outstanding.

John Stokely, Chair of the Board, commented, “The increase in POOLCORP’s share repurchase program and quarterly dividend demonstrates our commitment to disciplined capital allocation. Together with the strategic investments we have made over the past several years, we believe we are well positioned for growth from our proven operating model to create long-term value for our stockholders, customers, suppliers and employees. We thank our stockholders for their continued support and look forward to a successful year.”

At POOLCORP’s Annual Meeting of Stockholders on April 29, 2026, stockholders elected Peter D. Arvan, Martha “Marty” S. Gervasi, James “Jim” D. Hope, Kevin M. Murphy, Debra S. Oler, Manuel J. Perez de la Mesa, Mark A. Pompa, John E. Stokely and David G. Whalen to serve as directors for the ensuing year.

At the Annual Meeting of Stockholders, stockholders also:

▪
ratified the retention of Ernst & Young LLP as the independent registered public accounting firm of the company for the 2026 fiscal year; and
▪
approved the compensation of the company’s named executive officers as disclosed in the Proxy Statement.

About Pool Corporation

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 455 sales centers in North America, Europe and Australia through which it distributes more than 200,000 products to roughly 125,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

Forward-Looking Statements

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions; changes in economic conditions, consumer discretionary spending, the housing market, inflation or interest rates and other risks detailed in POOLCORP’s 2025 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the Securities and Exchange Commission (SEC) as updated by POOLCORP's subsequent filings with the SEC.

Kristin S. Byars

Director, Investor Relations and Finance

985.801.5153

kristin.byars@poolcorp.com